Exhibit 10.3

April 28, 2015

Roberta Silten

Dear Bobbi:

This letter is to confirm our offer to you as Executive Vice President, Global Talent and Sustainability, Gap Inc.

Salary. Effective on your Start Date, your annual salary will be $535,000, payable every two weeks.
You are scheduled to receive a compensation review in March 2016, based on your time in the position.

Start Date. Your first day in your new position will be May 4, 2015, reporting to Art Peck, Chief Executive Officer, Gap Inc.

Annual Bonus. Based on your position as Executive Vice President, you will be eligible for an annual bonus based on Gap Inc. and/or Division financial objectives (weighted at 75%) and individual performance (weighted at 25%). Under the current program, your annual target bonus will be 80% of your base salary. Depending on results, your actual bonus, if any, may be higher or lower and can reach a maximum of 160%. Bonus payments will be prorated based on active time in position, divisional or country assignment and changes in base salary or incentive target that may occur during the fiscal year including any changes related to your acceptance of this position. Bonuses for fiscal 2015 are scheduled for payment in March 2016 and you must be employed by Gap Inc. on the payment date. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding.

Special Stock Award. The Compensation and Management Development Committee of the Board of Directors (the “Committee”), pursuant to the provisions of Gap Inc.’s stock plan, has approved a stock award grant covering 15,000 shares of Gap Inc. common stock with an effective grant date of May 4, 2015. Awards are in the form of units that are paid in Gap Inc. stock upon vesting. The award will become vested as shown in the schedule below, provided you are employed by Gap Inc. on the vesting date. Awards are subject to income tax withholding upon vesting.

Stock Award of 7,500 shares vesting two years from grant date.
Stock Award of 7,500 shares vesting three years from grant date.

Long-Term Growth Program. Based on your position as Executive Vice President, you will be eligible to participate in the Long-Term Growth Program that rewards achievement of Gap Inc. and/or Division financial objectives over a three year period. Under the current program, your target opportunity to earn performance shares is 100% of your base salary. Depending on results, your actual performance shares, if any, may be higher or lower and can reach a maximum of 300% of target shares. Awards are made in the form of performance shares that are paid in Gap Inc. stock upon vesting.

For the current fiscal 2015-2017 performance cycle, the Committee has approved a grant of performance shares covering a target amount of 9,686 shares of Gap Inc. common stock with an effective grant date of May 4, 2015. The shares were prorated for this fiscal year based on active time in your new role. The number of earned performance shares, if any, will be determined no later than March 2018. Payout is subject to certification by the Committee and the provisions of Gap Inc.’s stock plan. Earned shares will vest 50% on the date the Committee certifies attainment and 50% one year from the certification date provided you are employed by Gap Inc. on the vesting dates. Gap Inc. has the right to modify the program at any time. Committee discretion can be used to modify the final share amount. Shares are subject to income tax withholding upon vesting.

The Long-Term Growth Program replaces the annual Performance Stock Award Program, for which you are no longer eligible. However, to the extent earned, you will receive a final award under the Performance Stock Award Program in March 2016. The award will be prorated based on time in your previous position.

Termination/Severance. In the event that your employment is involuntarily terminated by the Company for reasons other than For Cause (as defined below) prior to February 13, 2018, the Company will provide you the following after your "separation from service" within the meaning of Section 409A of the Internal Revenue Code (the "Separation from

Roberta Silten
April 28, 2015

Service”), provided you sign a general release of claims in the form requested by the Company and it becomes effective within 45 calendar days after such Separation from Service (such 45th day, the “Release Deadline”):

(1) Your then current salary, at regular pay cycle intervals, for eighteen months commencing in the first regular pay cycle following the Release Deadline (the “severance period”).  Payments will cease if you accept other employment or professional relationship with a competitor of the Company (defined as another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually), or if you breach your remaining obligations to the Company (e.g., your duty to protect confidential information, agreement not to solicit Company employees).  Payments will be reduced by any compensation you receive (as received) during the severance period from other employment or professional relationship with a non-competitor. Each payment will be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code.

(2) Through the end of the period in which you are receiving payments under paragraph (1) above, if you properly elect and maintain COBRA coverage, payment of a portion of your COBRA premium in a method as determined by the Company. This payment may be taxable income to you and subject to tax withholding. Notwithstanding the foregoing, the Company’s payment of the monthly COBRA premium shall cease immediately if the Company determines in its discretion that paying such monthly COBRA premium would result in the Company being in violation of, or incurring any fine, penalty, or excise tax under, applicable law (including, without limitation, any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or guidance issued thereunder).

(3) Through the end of the period in which you are receiving payments under paragraph (1) above, reimbursement for your costs to maintain the same or comparable financial counseling program the Company provides to senior executives in effect at the time of your Separation from Service.  The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.  Reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the reimbursement is incurred but not later than the end of the second calendar year following the calendar year of your Separation from Service.

(4) Prorated Annual Bonus for the fiscal year in which the termination occurs, on the condition that you have worked at least 3 months of the fiscal year in which you are terminated, based on actual financial results and 100% standard for the individual component. Such bonus will paid in March of the year following termination at the time Annual Bonuses for the year of termination are paid, but in no event later than the 15th day of the third month following the later of the end of the Company’s taxable year or the end of the calendar year in which such termination occurs.

(5) Accelerated vesting (but not settlement) of restricted stock units (“RSUs”) and performance shares that remain subject only to time vesting conditions (excluding any performance shares that remain subject to performance-based vesting conditions) scheduled to vest prior to April 1 following the fiscal year of termination. Shares of the Company stock in settlement of any vested RSUs and/or performance shares under this section will be delivered on the applicable regularly scheduled vesting dates subject to the terms and conditions of the applicable award agreement including, without limitation, the Internal Revenue Code Section 409A six-month delay language thereunder to the extent necessary to avoid taxation under Section 409A of the Internal Revenue Code.

The payments in (1), (3), (4) and (5) above are, and the payment described in (2) above may be, taxable income to you and are subject to tax withholding.  If the aggregate amount that would be payable to you under paragraphs (1), (2), (3) and (4) above through the date which is six months after your Separation from Service (excluding amounts exempt from Section 409A of the Internal Revenue Code under the short-term deferral rule thereunder or Treas. Reg. Section 1.409A-1(b)(9)(v))  exceeds the limit under Treas. Reg. Section 1.409A-1(b)(9)(iii)(A) and you are a “specified employee” under Treas. Reg. Section 1.409A-1(i) on the date of your Separation from Service, then the excess will be paid to you no earlier than the date which is six months after the date of such separation (or such earlier time permitted under Section 409A(a)(2)(B)(i) of the Internal Revenue Code). This delay will only be imposed to the extent required to avoid the tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Internal Revenue Code.  Any delayed payment instead will be made on the first business day following the expiration of the six month period, as applicable (or such earlier time permitted under Section 409A(a)(2)(B)(i) of the Internal Revenue Code). Payments that are not delayed will be paid in accordance with their terms determined without regard to such delay.

The term “For Cause” shall mean a good faith determination by the Company that your employment be terminated for any of the following reasons:  (1) indictment, conviction or admission of any crimes involving theft, fraud or moral turpitude; (2) engaging in gross neglect of duties, including willfully failing or refusing to implement or follow direction

Roberta Silten
April 28, 2015

of the Company; or (3) breaching Gap Inc.’s policies and procedures, including but not limited to the Code of Business Conduct.

At any time, if you voluntarily resign your employment from Gap Inc. or your employment is terminated For Cause, you will receive no compensation, payment or benefits after your last day of employment.  If your employment terminates for any reason, you will not be entitled to any payments, benefits or compensation other than as provided in this letter.

Recoupment Policy. As an Executive Vice President, the Company’s recoupment policy will apply to you. Under the current policy, subject to the discretion and approval of the Board, Gap Inc. will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to an executive officer or other member of the Gap Inc.’s executive leadership team where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, Gap Inc. will seek to recover the individual executive’s entire annual bonus or award for the relevant period, plus a reasonable rate of interest.

Abide by Gap Inc. Policies/Protection of Gap Inc. Information. You agree to abide by all Gap Inc. policies including, but not limited to, policies contained in the Code of Business Conduct. As a Corporate Executive Vice President, you are subject to Stock Ownership Requirements for Gap Inc. Executives which can be found on Gapinc.com. You also agree to abide by the Confidentiality and Non-Solicitation terms below during and after your employment with Gap Inc.

Insider Trading Policies. Based on the level of your position, you will be subject to Gap Inc.'s Securities Law Compliance Manual, which among other things places restrictions on your ability to buy and sell Gap Inc. stock and requires you to pre-clear trades. This position will subject you to the requirements of Section 16 of the United States Securities and Exchange Act of 1934, as amended. If you do not already have a copy of the compliance manual, or have questions about it, you should contact Gap Inc. Global Equity Administration, at (415) 427-8478.

Confidentiality. You acknowledge that you will be in a relationship of confidence and trust with Gap Inc. As a result, during your employment with Gap Inc., you will acquire “Confidential Information,” which is information (whether in electronic or any other format) that people outside Gap Inc. never see, such as unannounced product information or designs, business or strategic plans, financial information and organizational charts, and other materials.

You agree that you will keep the Confidential Information in strictest confidence and trust. You will not, without the prior written consent of Gap Inc.’s General Counsel, directly or indirectly use or disclose to any person or entity any Confidential Information, during or after your employment, except as is necessary in the ordinary course of performing your duties while employed by Gap Inc., or if required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, provided that prior to such disclosure, Gap Inc. is given reasonable advance notice of such order and an opportunity to object to such disclosure.

You agree that in the event your employment terminates for any reason, you will immediately deliver to Gap Inc. all company property, including all documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any Confidential Information.

Non-Solicitation of Employees. In order to protect Confidential Information, you agree that so long as you are employed by Gap Inc., and for a period of one year thereafter, you will not directly or indirectly, on behalf of yourself, any other person or entity, solicit, call upon, recruit, or attempt to solicit any of Gap Inc.’s employees or in any way encourage any Gap Inc. employee to leave their employment with Gap Inc. You further agree that you will not directly or indirectly, on behalf of yourself, any other person or entity, interfere or attempt to interfere with Gap Inc.’s relationship with any person who at any time was an employee, consultant, customer or vendor or otherwise has or had a business relationship with Gap Inc.

Non-disparagement. You agree now, and after your employment with the Gap Inc. terminates not to, directly or indirectly, disparage Gap Inc. in any way or to make negative, derogatory or untrue statements about Gap Inc., its business activities, or any of its directors, managers, officers, employees, affiliates, agents or representatives to any person or entity.

Roberta Silten
April 28, 2015

Employment Status. You understand that your employment is “at-will”. This means that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way. You are free to resign at any time. Similarly, Gap Inc. is free to terminate your employment at any time for any reason. The only way your at-will status can be changed is through a written agreement with Gap Inc., signed by an officer of Gap Inc. and the most senior officer of Human Resources. In the event that there is any dispute over the terms, enforcement or obligations in this letter, the prevailing party shall be entitled to recover from the other party reasonable attorney fees and costs incurred to enforce any agreements.

Please note that except for those agreements or plans referenced in this letter and attachments, this letter contains the entire understanding of the parties with respect to this offer of employment and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this offer. Please review and sign this letter. You may keep one original for your personal records.

Bobbi, welcome to your new position and congratulations on this latest achievement in your career path at Gap Inc.

Yours sincerely,

/s/ Art Peck
Art Peck
Chief Executive Officer, Gap Inc.

Confirmed this 29th day of April, 2015

/s/ Roberta Silten
Roberta Silten